AMPLIFY ENERGY CORP.

500 Dallas Street, Suite 1700

Houston, Texas 77002

April 28, 2025

Mr. Coghill:

Amplify Energy Corp. (the “Company”) and/or its advisors may be providing Clint Coghill, The Drake Helix Holdings, LLC and Stoney Lonesome HF LP (together, “you”) with certain Confidential Information (as defined below) concerning the Company. As a condition to furnishing you such Confidential Information, you agree to the provisions of this letter agreement (this “Agreement”). For purposes of this Agreement, (x) “Person” shall be broadly interpreted to include the media and any individual, corporation, company, partnership, limited liability company, trust, governmental entity or other group or entity and (y) “affiliate” shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.	You hereby agree that (a) the Confidential Information is being furnished to you solely for the purpose of facilitating your discussion with the Company regarding the Company’s governance, business, operations and/or performance (the “Discussion”) and may not be used for any purpose other than in connection with the Discussion and (b) all of the Confidential Information will be kept confidential by you and your Representatives and shall not be disclosed to any other Person; provided, that you may disclose such information to your affiliates, members, partners, agents and advisors (such Persons are collectively referred to as your “Representatives”) to the extent that they need to have such Confidential Information to assist you with the Discussion and they have agreed to abide by the confidentiality and use restrictions set forth in this Agreement. You agree that you shall be responsible for any breach of this Agreement by any of your Representatives. A breach of this Agreement by you or a Representative of you, if such Person is not a party hereto, will be deemed to occur if such Person engages in conduct that would constitute a breach of this Agreement if such Person were a party hereto to the same extent as you.

2.	The term “Confidential Information” includes all confidential and non-public information furnished by the Company or any of its Representatives to you or your Representatives after the date hereof, whether oral, written or electronic and regardless of the manner in which it was furnished or whether it was marked “confidential,” and all analyses, compilations, forecasts, studies, summaries, notes, data, interpretations and other documents and materials in whatever form maintained whether prepared by the Company, you or its or your respective Representatives or others that contain, reflect, are generated from or are based upon, in whole or in part, the Confidential Information. The term “Confidential Information” does not include any information which (a) is or becomes generally available to the public other than through you or your Representatives, (b) was within your possession prior to disclosure by the Company or any of its Representatives from a Person who, to your knowledge, is not bound by a confidentiality obligation to the Company, (c) becomes available to you from a Person who, to your knowledge, is not bound by a confidentiality obligation to the Company, or (d) is independently developed by you or your Representatives without the use of Confidential Information and without violating any of your obligations under this Agreement.

3.	In the event you or your Representatives become legally compelled (by applicable law, regulation or legal process) to disclose any Confidential Information, you and your Representatives may do so without liability, provided that you, to the extent legally permissible, promptly notify the Company prior to any such disclosure and reasonably cooperate with the Company, at the Company’s sole expense, in any attempts it may make to obtain a protective order or other assurance of confidential treatment. Notwithstanding the foregoing, no such notice shall be required if such disclosure is made to a regulatory agency having supervisory jurisdiction over you in the course of such agency’s routine examination of your business or operations that is not targeted at the Company. You further agree that, for the purposes of this Agreement, neither you, any of your affiliates nor any “group” (as defined in Section 13(d)(3) of the Exchange Act) (a “Section 13 Group”) of which you are a member shall be deemed to be legally required to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, such Person (x) would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or any debt instruments or (y) would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.

4.	You hereby represent and warrant that, except as disclosed on the Schedule 13D filed by you with the SEC on April 16, 2025, as of the date hereof neither you nor any of your affiliates owns (whether beneficially, constructively or synthetically through any derivative or trading position or otherwise) any direct or indirect interest in any voting securities of the Company or any of its affiliates or any direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company or any of its affiliates (collectively, “Company Interests”).

5.	You hereby agree that, from the date of this Agreement and until the earlier of (i) such time as the Company releases its first quarter earnings for the three months ended March 31, 2025, which is currently expected to occur on or about May 12, 2025, or (b) May 23, 2025, unless an earlier date is consented to in writing (email being sufficient) in advance by the board of directors of the Company (the “Board”), neither you nor any of your affiliates nor any of your or their Representatives acting on your or their behalf or at your or their direction will, directly or indirectly, in any manner:

a.	acquire, agree to acquire or offer, seek or propose to acquire, directly or indirectly by purchase or otherwise, any direct or indirect beneficial, constructive or synthetic interest in any Company Interests or any material amount of assets or indebtedness of the Company or any of its affiliates, in each case, if such acquisition, agreement, offer or transaction would result, if consummated, in you (together with your affiliates) having beneficial ownership of more than 9.9% of the Company Interests outstanding at such time;

b.	offer, seek or propose any merger, consolidation, business combination, tender or exchange offer, restructuring, liquidation, recapitalization, or other extraordinary transaction involving the Company or any of its affiliates or any of their securities;

c.	(i) make, engage in, or in any way participate in any solicitation of proxies or consents with respect to any Company Interests or seek the consent of any Person with respect to any Company Interests, (ii) call or seek to call a meeting of the Company’s stockholders or otherwise seek to influence the timing of any meeting of the Company’s stockholders, (iii) submit, initiate, or participate in the submission of any proposal for action by the stockholders of the Company or any withhold vote, vote against or similar campaigns, (iv) seek the removal of any member of the Board or otherwise seek representation on the Board in any manner, (v) seek to advise or influence in any manner whatsoever any Person with respect to the voting of any Company Interests or (vi) otherwise seek to control, change or influence the management, Board (or other similar governing body), governing documents, policies or affairs of the Company or any of its affiliates;

d.	form, join or in any way participate in a Section 13 Group with any other Person with respect to any Company Interests or any of the matters set forth in this Section 5 to the extent that such formation or participation would require you to amend your Schedule 13D on file with the SEC to report the formation or participation in such group;

e.	take any action that would reasonably be expected to cause or require the Company or you to make a public announcement regarding any of the matters set forth in this Section 5;

f.	publicly request the Company or any of its Representatives to amend, waive or terminate any provision of this Section 5;

g.	make a request for any stockholder list or other books and records of the Company;

h.	contest the validity or enforceability of this Agreement; or

i.	publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing.

6.	You hereby acknowledge that you are aware, and will advise each of your Representatives who receives Confidential Information pursuant to Section 1, that United States securities laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may purchase or sell such securities on the basis of such information. Nothing herein shall constitute an admission by any party that any Confidential Information in fact contains any material non-public information.

7.	At the Company’s request, you shall promptly (and in any event, within ten business days of such request), at your election, either return to the Company, or confirm to the Company in writing the destruction of, the originals and all copies of the Confidential Information.

8.	You hereby acknowledge that (a) neither the Company nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) neither the Company nor its Representatives shall have any liability to you or to your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

9.	This Agreement and any dispute arising out of or relating to or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles. Each party to this Agreement irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction, the federal courts of the United States of America located in the State of Delaware).

10.	If, at any time after the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

11.	You agree that monetary damages would not be a sufficient remedy for any breach of this Agreement and that the Company shall be entitled (without the requirement of posting a bond or other security) to seek equitable relief, including an injunction or specific performance, in the event of any breach of this Agreement, this being in addition to any rights or remedies otherwise available.

12.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same instrument.

13.	This Agreement shall terminate and be of no further force and effect six months from the date of this Agreement. The termination of this Agreement shall not relieve you of your liabilities for any breach of this Agreement prior to termination.

14.	This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and this Agreement may be amended only by an agreement in writing executed by each of the parties hereto. Any waiver by the Company of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of the Company to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this Agreement.

Sincerely,

AMPLIFY ENERGY CORP.

By:
Name:	Martyn Willsher
Title:	President & CEO

AGREED AND ACCEPTED AS OF

THE DATE FIRST WRITTEN ABOVE:

By:
Name:	Clint Coghill

STONEY LONESOME HF LP

By:
Title:
Name:

THE DRAKE HELIX HOLDINGS, LLC

By:
Title:
Name:

[SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT]

Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this Agreement.

Sincerely,

AMPLIFY ENERGY CORP.

By:
Name:
Title:

AGREED AND ACCEPTED AS OF

THE DATE FIRST WRITTEN ABOVE:

By:
Name:	Clint Coghill

STONEY LONESOME HF LP

By:
Title:	Clint Coghill
Name:	Authorized Signatory

THE DRAKE HELIX HOLDINGS, LLC

By:
Title:	Clint Coghill
Name:	Authorized Signatory

[SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT]